Exhibit 99.1- Press release of October 9, 2003

                       InstaPay Announces New Board Member
       Brings Additional Senior Executive Experience In Payments Industry

ATLANTA -- (BUSINESS WIRE) - October 9, 2003 -- InstaPay Systems, Inc. (OTCBB:IPYS) announced today that its board of directors has added Mr. Thomas
(Tom) Tesmer to the board effective immediately.

"We are pleased to have Tom join our board" stated Harry Hargens, President and CEO of InstaPay. "His knowledge and contacts are an invaluable addition to InstaPay's board"

Tom Tesmer has been in the financial transaction processing industry for over 30 years and has functioned as a start-up entrepreneur behind four highly successful processing ventures. As Vice President of POS Technologies for the HONOR ATM Network (now part of the STAR network), Tom implemented and managed the HONOR ATM/POS processing division - providing 24X7 processing for over 75,000 merchants nationwide. Prior to this, Tom was president and founder of TransNet, a start-up he led from creation to over $27MM in annual revenues supporting 30,000 merchants. TransNet eventually became the nucleus for today's Paymentech, rating among the top 10 payment processing companies worldwide. Tom has also held prominent engineering and management positions with Docutel Corporation, Unisys Corporation and TRW Space Systems. Tom is currently President of Symmetrex Inc., a financial payments processing corporation based in Maitland, Florida, and an affiliate company to M2 Systems Corporation (www.m2-corp.com).

About InstaPay Systems Inc.

InstaPay's focus is on the implementation of new payment services, such as ATM card payments from home or office to make Internet purchases or fund brokerage accounts. For additional information, visit www.instapaysystems.com and www.kryptosima.com

Forward-Looking Statements:

Statements about the company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the company's actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

InstaPay/Kryptosima contacts:
Harry Hargens, President & CEO
Voice: 770-471-4944
Email: harryhargens@kryptosima.com
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